EXHIBIT 10.21
Altus Pharmaceuticals Inc.
                    February 4, 2008
Mr. Sheldon Berkle
[Address]
Dear Shelly:
     The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your resignation from Altus Pharmaceuticals Inc. (the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company.
     1. Separation of Employment. Your resignation as President and Chief Executive Officer of the Company is effective as of close of business on Monday, February 4, 2008. Your employment with the Company therefore ends on February 4, 2008 (the “Separation Date”) in accordance with your resignation letter delivered as of that date. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or executive officer of the Company.
     2. Post-Resignation Payments and Benefits
          a. Separation Pay
     Pursuant to your Severance and Change in Control Agreement with the Company dated as of May 17, 2007 (the “Change in Control Agreement”) and your May 6, 2005 Offer Letter, as modified by the Change in Control Agreement, in exchange for the mutual promises set forth in this Agreement, the Company agrees to provide separation pay to you representing your salary for one year in the gross sum of Four Hundred and Seventy-Five Thousand Dollars ($475,000.00), less all applicable federal, state, local and other employment-related deductions (“Separation Pay”). The Separation Pay shall be payable in accordance with the Company’s regular payroll practices for twelve months and such payments will be made on at least a monthly basis.
     Provided you do not revoke this Agreement, which you are entitled to do, and which is explained in Section 5 below, the first monthly installment of the Separation Pay shall be made in the first payroll period following the date this Agreement becomes effective, which is the eighth (8th) day after you execute this Agreement. However, because you are a “specified employee” of the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto (“Code Section 409A”)) as of your Separation Date, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under this Section 2(a) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following your termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due under the terms of this Section 2(a). Notwithstanding the foregoing, the Company does not presently expect that, as a specified employee, there will be a delay in the payment of the Separation Pay to you following the effective date of this Agreement.
     Furthermore, if any of the benefits set forth in this Section 2(a) are deferred compensation under Code Section 409A, your termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits, but shall only act as a delay until such time as a “separation from service” occurs. The Company views your “separation from service” to be the Separation Date.
          b. Benefits
     Should you decide to continue your dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company also agrees to cover the cost of your COBRA payments to continue your dental insurance coverage for eighteen (18) months following the Separation Date.
     By law, and regardless of whether you sign this Agreement, you will have the right to continue your dental insurance pursuant to the provisions of COBRA. You will receive your COBRA notice under separate cover. If you do not elect COBRA, your dental insurance coverage will cease on February 29, 2008.
     You were not, as of the Separation Date, insured under the Company’s health insurance plan.
          c. Bonus
     The Company has agreed to pay you a bonus in connection with your performance during the Company’s fiscal year ending December 31, 2007 in the amount of One Hundred Sixty-Six Thousand and Two-Hundred Fifty Dollars ($166,250.00). The Company will make such payment to you, less applicable payroll withholdings, no later than March 15, 2008.
          d. Home and Home Furnishings Lease Arrangements/Relocation
     In the event you are successful in negotiating a buyout of your home lease and home furnishings lease for your Cambridge, Massachusetts rental home, the Company will pay you the amount of the buyout in a lump sum, provided such buyout, together with the tax reimbursement referenced herein, does not exceed the maximum reimbursement amount of $25,000. If the buyout reimbursement is deemed personally taxable to you, the Company will thereafter reimburse you in an amount sufficient to make you whole after taxes, provided that the buyout amount and tax reimbursement amount do not exceed $25,000.
     If you are unable to agree to a buyout, the Company will pay you an amount equal to the cost of your home lease and home furnishings on a monthly basis for a period of up to twelve (12) months following the Effective Date of this Agreement, up to a maximum amount of $25,000, inclusive of the taxes imposed upon you, if any, by virtue of such reimbursement.
     You have represented to the Company that you bought out your automobile lease last year.
     The Company has agreed to reimburse you the cost of relocating your automobile and your household possessions from Cambridge, Massachusetts to Naples, Florida, including the reasonable costs of transportation for you to and from such areas as needed to effectuate the relocation, up to a maximum of $25,000, which maximum reimbursement shall include any amounts necessary to make you whole for any relocation expenses that are deemed personally taxable to you.
          e. Tax Consequences. The Company makes no guarantee of any tax consequences, including, without limitation, under Code Section 409A. You acknowledge that you have had the opportunity to consult with your own legal counsel and tax advisor with respect to the terms of this Agreement.
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     You acknowledge and agree that the payments and benefits set forth in this Section 2 are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice absent your execution of this Agreement. You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties to this Agreement. You further acknowledge that except for the specific financial consideration set forth in this Agreement, and your final wages and vacation pay, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law upon the Separation Date (whether or not you sign this Agreement), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.
     3. Equity Interests and Extension of Option Exercise Period. The Company has agreed, as additional consideration for this Agreement, to allow you to exercise any stock options vested as of the Separation Date within six months following the Separation Date, i.e., up until August 4, 2008, but you may not exercise such options thereafter. Any stock option you choose to exercise shall only be exercisable to the extent it has become exercisable and is in effect on the Separation Date.

     4. Confidentiality. You expressly acknowledge and agree to the following:
     (i) The Non-Competition, Non-Solicitation, Non-Disclosure and Assignment Agreement (the “Non-Compete Agreement”) annexed to the Company’s Offer Letter to you dated May 6, 2005 shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. You shall not be deemed to be in breach of this confidentiality provision (a) in the event such information is already in the public domain, (b) in the event that you are required to disclose confidential information in connection with a judicial or special proceeding or pursuant to court order, and (c) if you obtain the Company’s prior written permission to disclose such information;
     (ii) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so, provided, however, that you and the Company acknowledge that the Company is required to disclose the material terms of this Agreement in its reports to the Securities and Exchange Commission;
     (iii) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company and its officers, directors, employees and consultants; and
     (iv) the Company will ensure that its senior officers, Directors and managers will not make any statements that are professionally or personally disparaging about, or adverse to, your interests, including, but not limited to, any statements that disparage your performance, character, finances, or capabilities or could otherwise detrimentally affect your reputation.
     5. Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any

1/	For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (the “Claim” or “Claims”) against the Company seeking any form of relief, including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.
     Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:
**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.
     You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.
     Nothing in this waiver and release shall limit or impair (i) your right to enforce the terms of this Agreement; (ii) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By—laws or policy, plan or agreement, if any, providing for director or officer indemnification and/or insurance coverage,

(iii) rights to receive insurance payments under any policy maintained by the Company, provided such payments are permitted under the terms of any applicable insurance plan, and (iv) rights to receive any accrued and vested benefits as provided in applicable Company plans, documents, or policies in accordance with the terms of any such Company plans, documents or policies.
     It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company by February 26, 2008.
     You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. The eighth (8th) day following your signing of this Agreement is the Effective Date.
     Also, consistent with the provisions of federal and state discrimination laws, nothing in this waiver and release shall be deemed to prohibit you from challenging the validity of this waiver and release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this waiver and release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this waiver and release and prevail in any claim under the Discrimination Laws.
     6. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that except for your Non-Compete Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be construed in accordance with the laws of Massachusetts without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by final and binding arbitration conducted in Boston, Massachusetts pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association.
     By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including Section 5 entitled Your Release of Claims; (2) you understand that the Release of Claims in Section 5 is legally binding and by signing this Agreement, you give up certain rights, including rights and claims under the Age Discrimination in Employment Act; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
     The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me by February 26, 2008.

Sincerely, ALTUS PHARMACEUTICALS INC.
By:	/s/ Jonathan I Lieber
[name]
Its:	Vice President, Chief Financial Officer and Treasurer

Dated:	February 4, 2008

Confirmed, Agreed and Acknowledged:

/s/ Sheldon Berkle
Sheldon Berkle

Dated: February 4, 2008